UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 1, 2016 (May 25, 2016)
TRONOX LIMITED
(Exact name of registrant as specified in its charter)
Western Australia, Australia	001-35573	98-1026700
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

263 Tresser Boulevard, Suite 1100	Lot 22 Mason Road
Stamford, Connecticut 06901	Kwinana Beach, WA 6167 Australia

(Address of principal executive offices, including zip code)

(203) 705-3800
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

(a) The Annual General Meeting of Shareholders (the “Annual Meeting”) of Tronox Limited (the “Company” or “our”) was held on May 25, 2016.

(b) At the Annual Meeting, shareholders voted in favor of (i) the election of the directors listed below; (ii) the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm; (iii) approving, on a non-binding advisory basis, the compensation of our named executive officers and (iv) approving the Tronox Limited Management Equity Incentive Plan, as amended.

The final voting results for each of these proposals are as follows:

Proposal 1(a). Election of Class A directors (elected by the holders of Class A ordinary shares of the Company). To elect six Class A directors to terms expiring in 2017. This proposal received the required affirmative vote of holders of a plurality of the votes cast and the directors were elected.

Nominee	Votes For	Votes Withheld	Broker Non- Votes
Thomas Casey	45,070,670	661,610	12,168,855
Andrew P. Hines	45,373,870	358,410	12,168,855
Wayne A. Hinman	21,710,068	24,022,212	12,168,855
Peter Johnston	45,392,927	339,353	12,168,855
Ilan Kaufthal	23,560,252	22,172,028	12,168,855
Jeffry N. Quinn	12,417,531	33,314,749	12,168,855

Proposal 1(b). Election of Class B directors (elected by the holders of Class B ordinary shares of the Company). To elect three Class B directors to terms expiring in 2017. This proposal received the required affirmative vote of holders of a plurality of the votes cast and the directors were elected.

Nominee	Votes For	Votes Withheld	Broker Non- Votes
Daniel Blue	51,154,280	0	0
Wim de Klerk	51,154,280	0	0
Sipho Nkosi	51,154,280	0	0

Proposal 2. To ratify the appointment of the Tronox Limited independent registered public auditor. This proposal received the required affirmative vote of holders of a majority of the votes cast and was approved.

Votes For	Votes Against	Abstentions	Broker Non-Votes
108,723,890	224,110	107,415	0

Proposal 3. To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers (the “Say-on-Pay”). This proposal received the required affirmative vote of holders of a majority of the votes cast and was approved.

Votes For	Votes Against	Abstentions	Broker Non-Votes
72,468,881	24,291,297	126,382	12,168,855

Proposal 4. To approve the Tronox Limited Management Equity Incentive Plan, as amended.  This proposal received the required affirmative vote of holders of a majority of the votes cast and was approved.

Votes For	Votes Against	Abstentions	Broker Non-Votes
65,029,932	31,728,286	128,342	12,168,855

Item 8.01.	Other Events.

After discussions with certain of the Company’s Class A shareholders, and reviewing the analysis of proxy advisory firms that reviewed the Company’s proxy and related materials, the Company’s Board of Directors, upon recommendation of the Company’s Chairman and the Corporate Governance Committee, made modifications effective as of May 25, 2016 to the composition of its standing Board committees as follows:

Human Resources and Compensation Committee
Mr. Ilan Kaufthal, Chair
Mr. Daniel Blue
Mr. Wayne A. Hinman

Audit Committee
Mr. Andrew P. Hines, Chair
Mr. Daniel Blue
Mr. Jeffry N. Quinn

Corporate Governance Committee
Mr. Wayne A. Hinman, Chair
Mr. Peter Johnston
Mr. Sipho Nkosi

Nominating Subcommittee
Mr. Peter Johnston, Chair
Mr. Wayne A. Hinman

In addition, the Company’s Board of Directors amended, effective as of August 31, 2016, the Company’s Corporate Governance Guidelines governing the eligibility of persons to serve as Directors of the Company.  The amended Corporate Governance Guidelines will prohibit a Director from sitting on the board of directors of more than five public companies; provided however, that any Director who is a chief executive officer of a public company may sit on the board of directors of no more than two public companies other than the company for which he or she serves as chief executive officer. A copy of the Company’s revised Corporate Governance Guidelines will be available as of the effective date on the Company’s website at http://investor.tronox.com/corporate-governance.cfm.

Furthermore, the Board authorized the retention of a compensation/governance consultant to review and recommend appropriate modifications to the Company’s existing executive compensation program as well as the Company’s Constitution and Management Equity Incentive Plan. The Company is committed to ensuring its executive compensation reflects an appropriate “pay for performance” relationship and is consistent with current trends and best practices. In addition, the retained third party expert will review the Company’s Constitution and other governance documents and recommend appropriate modifications to bring the Company’s governance closer to its shareholders’ interests. As such, the Company intends to hold in the fourth quarter of 2016 a special meeting of shareholders for the primary purpose of amending certain provisions of its Constitution, including changing the voting requirement for electing directors at the annual shareholder meeting from plurality to majority voting.  By holding such a special shareholder meeting, changes adopted by the shareholders will be applicable to the re-election of all directors at the next Annual General Meeting of Shareholders. In addition, shareholders will also be asked to approve amendments to certain provisions of the Company’s Management Equity Incentive Plan, prohibiting  the re-pricing and cash buy-outs of option awards without prior shareholder approval.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRONOX LIMITED

	By:	/s/ Richard L. Muglia
Date: June 1, 2016	Name:	Richard L. Muglia
	Title:	Senior Vice President, General Counsel and
Secretary